Exhibit 10.1

Amendment to Credit Agreement

This agreement is dated as of September 26, 2008, by and between Supreme Corporation (the “Borrower”) and JPMorgan Chase Bank, N.A. (the “Bank”), and its successors and assigns. The provisions of this agreement are effective on the date that this agreement has been executed by all of the signers and delivered to the Bank (the “Effective Date”).

WHEREAS, the Borrower and the Bank entered into a credit agreement dated January 5, 2004, as amended (if applicable) (the “Credit Agreement”); and

WHEREAS, the Borrower has requested and the Bank has agreed to amend the Credit Agreement as set forth below;

NOW, THEREFORE, in mutual consideration of the agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.             DEFINED TERMS. Capitalized terms not defined herein shall have the meaning ascribed in the Credit Agreement.

2.             MODIFICATION OF CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows:

2.1          From and after the Effective Date, Section 1.2 of the Credit Agreement captioned “Facility  (Line of Credit ).” is hereby amended and restated to read as follows:

1.2  Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $40,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

Non Usage Fee. The Borrower shall pay to the Bank a non-usage fee (the “Non-usage Fee”) on the average daily unused portion of Facility A at a rate per annum set forth below opposite the applicable Funded Debt to EBITDA Ratio, payable in arrears within fifteen (15) days of the end of each fiscal quarter for which the fee is owing.

Funded Debt to EBITDA Ratio	Non Usage Fee
Greater than 4.00 to 1.00	0.40%
Greater than or equal to 3.51 to 1.00 but less than or equal to 4.00 to 1.00	0.35%
Greater than or equal to 3.01 to 1.00 but less than or equal to 3.50 to 1.00	0.30%
Greater than or equal to 2.51 to 1.00 but less than or equal to 3.00 to 1.00	0.25%
Less than or equal to 2.50 to 1.00	0.20%

Borrowing Base. The aggregate principal amount of advances outstanding at any one time under the Line of Credit Note (and any and all renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor) evidencing Facility A (the “Aggregate Outstanding Amount”) shall not exceed the Borrowing Base or the maximum principal amount then available under Facility A, whichever is less (the “Maximum Available Amount”). If at any time the Aggregate Outstanding Amount exceeds the Maximum Available Amount, the Borrower shall immediately pay the Bank an amount equal to such excess. “Borrowing Base” means the aggregate of:

A.    80% of the book value of all Eligible Accounts; plus

B.    50% of the lower of cost (determined using the first-in, first-out method of inventory accounting) or wholesale market value, as determined by the Bank, of all raw material and finished goods Eligible Inventory.

2.2          From and after the Effective Date, the following Definitions are hereby added to Section 2 of the Credit Agreement;

2.7          “Eligible Accounts” means, at any time, all of the Borrower’s Accounts in which the Bank has a first priority continuing perfected Lien and which are earned and invoiced within thirty (30) days of being earned and which contain selling terms and conditions satisfactory to the Bank, are payable on ordinary trade terms, and are not evidenced by a promissory note, other instrument or chattel paper. The net amount of any Eligible Account against which the Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by the Bank in writing, Eligible Accounts do not include Accounts: (1) which are not owned by the Borrower free and clear of all Liens, constructive trust, statutory priorities not in favor of the Bank, and claims of Persons other than the Bank; (2) with respect to which the Account Debtor is an Affiliate of the Borrower or otherwise affiliated with or related to the Borrower, including without limitation, any employee, officer, director, Equity Owner or agent of the Borrower; (3) with respect to which goods are placed on consignment, guaranteed sale, bill-and-hold, sale-and-return, sale on approval, cash-on-delivery or other terms by reason of which the payment by the Account Debtor may be conditional; (4) with respect to which the Account Debtor is not a resident of the United States, except to the extent such Accounts are otherwise Eligible Accounts and are supported by insurance, bonds or other assurances satisfactory to the Bank; (5) subject to the U.S. Office of Foreign Asset Control Special Designated Nationals and Blocked Person’s List, or with respect to which the Account Debtor is otherwise a Person with whom the Borrower or the Bank is prohibited from doing business by any applicable Legal Requirement; (6) which are not payable in U.S. Dollars; (7) with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower; (8) which are subject to dispute, counterclaim, deduction, withholding, defense, or setoff; (9) with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor, or which otherwise constitute pre-billed Accounts; (10) which constitute retainage, or are bonded Accounts; (11) with respect to which the Bank determines the creditworthiness, financial or business condition of the Account Debtor to be unsatisfactory; (12) of any Account Debtor who is the subject of any state or federal bankruptcy, insolvency, or debtor-in-relief acts, or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor, or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due; (13) with respect to which the Account Debtor is the United States government or any department or agency of the United States; (14) otherwise determined to be ineligible by the Bank and (15) which have not been paid in full within ninety (90) days from the invoice date. In no event will the balance of any Account of any single Account Debtor be eligible whenever the portion of the Accounts of such Account Debtor which have not been paid within ninety (90) days from the invoice date is in excess of 25% of the total amount outstanding on all Accounts of such Account Debtor.

2.8          “Eligible Inventory” means, at any time, all of the Borrower’s Inventory in which the Bank has a first priority continuing perfected Lien except Inventory which is: (1) not owned by it free and clear of all Liens except in favor of the Bank, and claims of Persons other than the Bank; (2) slow moving, obsolete, unsalable, damaged, defective, perishable, or unfit for further processing; (3) work in process; (4) subject to consignment or otherwise in the possession of another Person, unless otherwise agreed to by the Bank in writing; (5) in transit or located outside of the United States; (6) identified to be purchased under a contract under which it has received, or is entitled to receive, an advance payment; (7) determined by the Bank to be ineligible due to licensing, intellectual property, or any Legal Requirements that would make it difficult to sell, lease or use such Inventory; (8) comprised of samples, returns, rejected items, re-work items, non-standard items, odd-lots, or repossessed goods; (9) produced in violation of applicable Legal Requirements, including the Fair Labor Standards Act and the regulations and orders of the Department of Labor; or (10) otherwise determined ineligible by the Bank; provided, however, that transportation and storage charges shall be excluded from amounts otherwise included in Eligible Inventory.

2.9          “Inventory” means raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and goods held for sale or lease or furnished under contracts of service and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing.

2.10        Intangible Assets” means the aggregate amount of: (1) all assets classified as intangible assets under GAAP, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; and (2) loans or advances to, investments in, or receivables from (i) any Affiliate, officer, director, employee, Equity Owner or agent of the Borrower or

(ii) any Person if such loan, advance, investment or receivable is outside the Borrower’s ordinary course of business.

2.3          From and after the Effective Date, Section 5.2 of the Credit Agreement captioned “K. Debt Service Coverage Ratio” and “L. Funded Debt to EBITDA Ratio” are hereby deleted in their entirety.

3.             RATIFICATION. The Borrower ratifies and reaffirms the Credit Agreement and the Credit Agreement shall remain in full force and effect as modified herein.

4.             BORROWER REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that (a) the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this agreement, (b) no condition, act or event which could constitute an event of default under the Credit Agreement or any promissory note or credit facility executed in reference to the Credit Agreement exists, and (c) no condition, event, act or omission has occurred, which, with the giving of notice or passage of time, would constitute an event of default under the Credit Agreement or any promissory note or credit facility executed in reference to the Credit Agreement.

5.             FEES AND EXPENSES. The Borrower agrees to pay all fees and out-of-pocket disbursements incurred by the Bank in connection with this agreement, including legal fees incurred by the Bank in the preparation, consummation, administration and enforcement of this agreement.

6.             EXECUTION AND DELIVERY. This agreement shall become effective only after it is fully executed by the Borrower and the Bank.

7.             ACKNOWLEDGEMENTS OF BORROWER. The Borrower acknowledges that as of the date of this agreement it has no offsets with respect to all amounts owed by the Borrower to the Bank arising under or related to the Credit Agreement on or prior to the date of this agreement. The Borrower fully, finally and forever releases and discharges the Bank and its successors, assigns, directors, officers, employees, agents and representatives from any and all claims, causes of action, debts and liabilities, of whatever kind or nature, in law or in equity, of the Borrower, whether now known or unknown to the Borrower, which may have arisen in connection with the Credit Agreement or the actions or omissions of the Bank related to the Credit Agreement on or prior to the date hereof. The Borrower acknowledges and agrees that this agreement is limited to the terms outlined above, and shall not be construed as an agreement to change any other terms or provisions of the Credit Agreement. This agreement shall not establish a course of dealing or be construed as evidence of any willingness on the Bank’s part to grant other or future agreements, should any be requested.

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8.             NOT A NOVATION. This agreement is a modification only and not a novation. Except for the above-quoted modification(s), the Credit Agreement, any loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, instruments or documents executed in connection with the Credit Agreement, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This agreement is to be considered attached to the Credit Agreement and made a part thereof. This agreement shall not release or affect the liability of any guarantor of any promissory note or credit facility executed in reference to the Credit Agreement or release any owner of collateral granted as security for the Credit Agreement. The validity, priority and enforceability of the Credit Agreement shall not be impaired hereby. To the extent that any provision of this agreement conflicts with any term or condition set forth in the Credit Agreement, or any document executed in conjunction therewith, the provisions of this agreement shall supersede and control. The Bank expressly reserves all rights against all parties to the Credit Agreement.

Borrower:

Supreme Corporation

By:

	Robert W. Wilson	President
	Printed Name	Title

Date Signed:	9-26-2008

Bank:

JPMorgan Chase Bank, N.A.

By:

Authorized Signer

Date Signed:	9-26-2008